Exhibit 99

Farmers & Merchants Bancorp Reports
Record 4th Quarter and Full Year Earnings for 2018

Farmers & Merchants Bancorp (OTCQX: FMCB) today announced that the Company earned record net income of $45.5 million or $56.82 per share of common stock for the year-ending December 31, 2018, resulting in a return on average assets of 1.45% and a return on average equity of 14.80%. Total assets at year-end were $3.43 billion, up 11.67% over the prior year.

For the 4th quarter of 2018, the Company reported net income of $13.0 million or $16.56 per share of common stock. Return on average assets was 1.53% and return on average equity was 16.40%.

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s record net income of $45.5 million, which represents an increase of $17.2 million or 60.5% over 2017. When the impact of the non-recurring re-measurement of our DTA in the fourth quarter of 2017 is excluded, net income increased $10.9 million or 31.3% over non-GAAP adjusted net income of $34.7 million in 2017. Since we anticipate that: (i) short-term rates will continue to rise, albeit more modestly in 2019, (ii) the overall economy will remain strong, and (iii) the Bank of Rio Vista acquisition will be accretive to earnings in 2019, we remain positive about the outlook over the next 12 months. Bank credit quality remains excellent and capital ratios remain above all regulatory well-capitalized measures. We have maintained a 5-Star rating from BauerFinancial for 28 consecutive years, longer than any other commercial bank in the state of California.”

Loans and Credit Quality

In 2018, total loans & leases grew to $2.6 billion, up $355.9 million, or 16.1% compared to the prior year. This growth was broadly distributed over most of the Company’s loan types, and was the result of: (1) the strength of the overall economy in California; (2) strong demand for capital goods experienced by our equipment leasing business; (3) expansion of the Company’s service area into both the San Francisco East Bay and Napa-Sonoma regions; (5) the acquisition of Bank of Rio Vista. As a result of rising short and long-term interest rates, the Company’s yield on loans and leases averaged 5.10% in 2018, compared to 4.71% in 2017.

Asset quality remained strong, with no non-accrual loans and leases at December 31, 2018 and December 31, 2017. ORE was $873,000 at December 31, 2018 and December 31, 2017. Total past due loans at December 31, 2018 totaled $1.4 million, resulting in an overall portfolio delinquency ratio of .06% of total loans and leases. The Company’s Texas Ratio was 0.25% at both December 31, 2018 and December 31, 2017.

The provision for credit losses totaled $5.5 million in 2018. Net loan losses in 2018 exceeded loan recoveries by $609,000. As of December 31, 2018, the allowance for credit losses was $55.3 million or 2.14% of total loans and leases, up from $50.3 million at year-end 2017.

Deposits

During 2018, total deposits grew to $3.1 billion, an increase over the prior year of $339.6 million or 12.5%. Despite the impact of rising short-term interest rates, the Company’s focus on growing low-cost checking accounts resulted in a relatively modest increase of 5 basis points in the total cost of deposits.

Earnings

Total revenue increased 13.2% to $148.7 million in 2018 compared to $131.4 million in 2017. Net interest income increased 15.9% to $125.5 million in 2018 compared to $108.3 million in 2017. Average total earning assets in 2018 increased 5.1% over 2017. The net interest margin increased from 3.88% in 2017 to 4.25% in 2018. For the 4th Quarter of 2018, the net interest margin was 4.27%.

Non-interest income was $15.2 million in 2018, compared to $16.8 million in 2017, a decrease of $1.5 million or 9.2%. During 2018, the Company repositioned the investment portfolio resulting in net losses of $1.3 million, compared to net gains of $131,000 in 2017.

Non-interest expense was $75.5 million in 2018, compared to $67.8 million in 2017, an increase of $7.7 million or 11.4%. During 2018, the Company incurred $2.9 million in non-recurring acquisition costs. The Company’s efficiency ratio for 2018 was 53.6% compared to 54.2% in 2017.

Liquidity and Capital

At year-end 2018, cash, investment securities and interest bearing deposits with banks totaled $694.5 million. The Company did not have any borrowed funds at year-end.

At December 31, 2018, the Company’s total risk based capital ratio was 11.40% and the total common equity tier 1 capital ratio was 9.81%. During 2018, the Company’s capital ratios were impacted by: (1) the strategic decision to repurchase shares of common stock, representing 5.4% of total outstanding shares, from the estate of a large shareholder; and (2) the purchase of Bank of Rio Vista for cash. Despite these transactions, the Company’s capital ratios resulted in the highest possible regulatory classification of “Well Capitalized”. All of the Company’s capital is common equity with the exception of $10.3 million of subordinated debt (issued as Tier 1 qualifying trust preferred).

Acquisition of Bank of Rio Vista

On October 10, 2018, the Company completed its acquisition of Bank of Rio Vista. In this transaction, the shareholders of Bank of Rio Vista owning 60.35% of the outstanding common shares, received $28.7 million in cash. During 2017 and early 2018 Farmers & Merchants Bancorp had previously acquired 39.65% of the outstanding common shares of Bank of Rio Vista for $12.0 million. Accordingly, the total price paid for all common shares of Bank of Rio Vista is $40.7 million, or approximately 1.5 times Bank of Rio Vista’s September 30, 2018 book value. The Company entered into this transaction with the expectation that it would be accretive to income and add a new market area with a demographic profile consistent with many of the current Central Valley markets served by Farmers & Merchants Bank. Goodwill of $11.2 million and core deposit intangibles of $4.7 million resulted from this transaction due to the expected synergies and economies of scale. Farmers & Merchants Bancorp expects the acquisition to be accretive to earnings in 2019, the first full year of combined operations.

Statement Regarding Use of Non-GAAP Financial Measures

This press release presents the Company’s financial results in accordance with GAAP, but also contains certain non-GAAP financial measures related to the re-measurement of our DTA required from the passage of the new Tax Cuts and Jobs Act. Management believes the non-GAAP measures provide useful supplemental information to investors in analyzing the Company’s core operating results and comparing those results across reporting periods.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, traded on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 31 convenient locations. In 2013, the Bank began an expansion into the San Francisco Bay Area with new full-service branches in Walnut Creek and Concord. In early 2018, a loan production office opened in Napa and was converted to a full-service branch in September 2018. The Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of “Outstanding” in their CRA evaluation. Farmers & Merchants Bancorp has paid dividends for 83 consecutive years and we have increased dividends for 53 consecutive years. As a result, we are a member of a select group of only 26 publicly traded companies referred to as “Dividend Kings”. For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.